Exhibit 99.1

Jane

Good afternoon .  Welcome to our Year End Fiscal Year 2008 webcast for CHDT Corp. (Symbol: CHDO.OB).  I’m Jane Klein.

Before proceeding, I would like to remind you that during this call, we will make projections or forward-looking statements regarding items such as future market opportunities and the company’s performance.  Such statements are covered by the Private Litigation Securities Reform Act of 1995, as amended.  These projections or statements are just predictions and involve risks and uncertainties such that actual events or financial results may differ materially from those we have forecasted. As a result, we can make no assurances that any projections of future events or financial performance will be achieved.  Words like “expect,” “anticipate,” “project,” “hope,” and similar words are forward looking statements. For a discussion of important risk factors that could cause actual events or financial results to vary from these forward-looking statements, please refer to
The "Risk Factors" section in our current SEC reports.

Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point, we specifically disclaim any obligation to do so.

And Now I would like to introduce our Chairman, Howard Ullman

Thank you, Jane.    Good afternoon shareholders, analysts, and interested investors. Welcome to our year end webcast and current development update of CHDT Corp. I’m Howard Ullman, Chairman of CHDT.

I would like to begin by congratulating our management team on a strong performance in 2008 as company revenues grew almost 134% in a shrinking retail environment. Clearly we are facing the most challenging retail environment in decades and yet our revenues -continue to grow; I can cite three primary reasons for this performance

#1) We are gaining new shelf space with the placement of new products developed over the past two years.

#2) Our new products are innovative, green, and unique, whether we are talking about some of our latest book light designs for Barnes & Noble and other mass retailers or the Eco-i-Lites that are being placed across numerous channels from warehouse clubs to mass merchants such as Target Stores.  And our newest line of secure USB products from our Black Box Innovations division of Capstone will be reaching retailers this quarter which will further add to revenue performance in 2009.

And #3 Our Team is always looking forward to new products that meet the needs and wants of consumers. Our diversification of product lines has proven to be a strong strategy as some channels i.e.: automotive and hardware are slower performing channels than others.

Now turning to our financials, I’ll begin discussing our Fourth Quarter 2008 which will lead into our year end results and then focus will go to this Quarter and future quarters ahead

   As we review these results it is important that investors are reminded that we are creating the revenue growth through product development and marketing. During 2008 our results reflected continued investments and expenses for future revenue growth. Also when comparing 2008 against 2007 expenses, we should note that the full cost-investment in the new management team had not fully impacted the 2007 expenses.  Management came on board in May and June of 2007. The 2008 expenses reflect the full expense impact of the management team.

Our Fourth Quarter was our 8th consecutive record quarter for revenue growth versus previous years. In 2008 the company generated net revenues of $2,396,000 in the 4th Quarter versus $1,359,000 in the 4th Q of 2007 which represents a quarterly increase of 76%. However, we did not make a profit in the 4th quarter although we did narrow the gap. In the 4th quarter 2007 we lost $421,932 and in 2008 we lost $262,258. Had orders not been cancelled by retailers in December as a result of recessionary concerns we would have generated our second quarterly profit in a row. At the beginning of 2008 we projected 11 million in sales and had a few retailers not cancelled or postponed orders we would have been much closer to our goal and would have been profitable for the 4th quarter. So we have been impacted by the economic environment, like all others, but even with these forces in the marketplace, we still grew our company 139 % in 2008.

Moving to our year end numbers, for the 12 months ending 12-31-08, we had net revenues after returns and allowances of $6,616,000 versus $2,763,000 for the same period in 2007. This was an increase of $3,853,000 or 139% over 2007. This increase was due to placement of STP® branded products shipped to automotive retailers, online retailers, and warehouse clubs, placement of the Eco-i-Lite, the company’s new revolutionary multi functional light which we expect will be a strong revenue producer in 2009 and continued sales of our Booklight program.

Cost of Sales:  For 2008, we had cost of sales of approximately $4,590,000 and 1,624,000 for 2007.  This cost represents 69.4% and 58.8% respectively of total Revenue. As a percentage of Total Revenue costs have increased. This is a direct result of the expanded mix of products now being sold.  In 2007 Revenues were primarily comprised of book light sales.

Gross Profit: For 2008 gross profit was approximately $2,026,000, an increase of approximately $887,000 or 77.8% over $1,139,000 in 2007. Gross profit as a percentage of sales was 30.6% for the year as compared to 41.2% for 2007. This Gross Profit decrease is a direct result of two factors.

1.	As noted above our expanded product lines means that our Gross Profit is now a blended percentage. Each product category provides a different Gross Profit percentage

 2. Our larger customers bought on a direct import basis. The gross margin percentages are lower in this selling scenario but the company’s expenses are also reduced as the customer is responsible for related expenses such as freight, duties and handling costs.

 As we invest in the future, we also incurred increased expense in Sales and Marketing and Product Development Costs. One example of this expense is related to our successful Eco-i-Lite product. The program is exclusively designed and we elected to put the product through rigorous and expensive testing to qualify for both UL and Energy Star approvals, which we have received. These investments will not only serve to differentiate our programs in the market but also confirm the quality of our products.

Operating Expenses:

For the year, Sales and marketing Expenses were $557,000 an increase of $390,000 or 233% over the $167,000 expensed in 2007. This reflects the increased sales and marketing efforts being made to promote our new product lines and the investment for future continued revenue growth.

Depreciation and Amortization Expenses were $177,000 an increase of $139,000 or 365% over the $38,000 expensed in 2007. This represents the depreciation and amortization of the cost of investment in the new moulds for the power tools and Eco-i-Lite programs and investment in new packaging design and molds. This represents another investment for future revenue growth.

Compensation Expenses for 2008 were $1,593,000 an increase of $173,000 or 12.1% over the $1,420,000 in 2007. Please note the 2007 expense only reflected part of the payroll expense of the new management team.

Total Operating Expenses for 2008 were $3,075,000 as compared to $2,454,000 in 2007. An increase of $631,000 or 25.5 % over 2007. Most of this increase was explained earlier.  We also had expense reductions in other categories such as professional fees.

Other Income:

Interest Expenses for 2008 was $291,000 an increase of $166,000 or 133% over $125,000 expensed in 2007. This expense increase was the direct result of the new bank line of credit and additional funding required for financing the increased order activity overseas.

Net Income (Loss):
The Loss for the year was $1,338,736 against a Loss of $1,213,658, an increased loss of $125,078. Despite the increased revenue our loss increased, however, we have incurred substantial expense in 2008 that will help us to continue the revenue growth throughout 2009 and 2010.

Now, I would like to discuss 2009 as this is going to be a pivotal year for our company. First I would like to say we intend the company will improve upon its current growth rate by doing the following:

1)	Continue to gain retail space with our existing and new products.

2)	Our Secure USB devices, i.e. the Personal Pocket Safe™, Secret Diary™, and Safe Mouse™ will begin hitting retail shelves this quarter.

3)	The launching of our new mini Eco-i-Lites for the mass retailers with the first order going to Target Stores in April.
4)	The development of other new energy saving devices
5)                 Moving into International sales through the hiring of Kenneth Drescher as Vice President of International Sales.

Looking at our first quarter we are projecting sales of roughly $ 1,500,000 versus sales of $574,000 in 2008 so this will represent an increase of almost 161% year over year. We are approaching 2009 optimistically as we further invest in sales staff and new product development activities. We will monitor the performance of all programs very closely. We expect to show a profit in 2009 and are projecting sales between 10 and 12 million.

Now I would like to turn to Questions and answers. I
Have collected questions emailed to me the past few weeks from shareholders and would like to answer them now.

1)	The Eco-i-Lite appears to be retailing well for the Company, Can you expand on how sales and orders are going.

As we have previously announced our Eco-i-Lite programs are currently in the warehouse channels and have just been ordered by Target Stores. The Target set will be the first entry for our new Mini version. The products are selling, and because the item is also a power failure device it becomes more a product of need, especially during inclement weather. We expect our Eco-i-Lite line to be a major revenue contributor for 2009 The Eco-i-Lite programs will be introduced to Europe this year and the official Eco- Mini-i-Lite launch took place last week at the International Housewares Show with favorable responses from our retail partners.

2) What is the status of our book light business, is it in decline?

No just the opposite. This year, like every other year, we have created a number of new innovative book lights and we have already received positive responses from some of our retail partners. We expect our book light sales to grow again in 2009 as we continue to take advantage of new technologies, creative designs, new colors, new packaging, and additional sales staff.

3) It is commonly known that hardware and Automotive sales have declined over the past year, has this affected our STP line.

The downturn in Hardware and automotive has affected our company as well as any manufacturer in this space. We had good initial placements into retail when we launched the STP initiative and at this time we have many programs pending or on hold until buyers get the open to begin buying new products. Assuming retail in these sectors turns around; we will be in a good position to offer a recognizable branded program to our customers. The strategy remains sound, however, it is important to understand that our management saw this downturn coming in 2008 and made the move to accelerate product development activities by bringing forward the development of the Black Box Innovations items as well as the Eco-i-Lite.

4)
Recently the company hired Ken Dresher as V.P. of international sales. Is there an established time frame for having company products in retail stores internationally? And if there is could you share this with us.

As we have discussed many times, it takes us about 9 months for us to place a new product on the shelves in the US under normal conditions. International sales will take a bit longer.  We are currently in the evaluation stage, analyzing designs, marketing strategy, energy requirements, product certifications etc. We expect to have product in the international market in early part of 2010.

5)	BBI recently introduced some new products at the CES show. When will these products be available to purchase shelves?

We had a strong validation process as evidenced by the extensive PR coverage and awards for the Personal Pocket Safe. The product has been available for purchase online at our website www.takeanyware.com as well as QVC.com and Amazon.com.
Our first retail order has been shipped and is expected to be on K-Mart’s retail shelves by April. We had keen interest in December from a number of our top retail customers who have since put the item on hold until new product purchasing resumes. We will keep you abreast in regards to product placements over the next few months.

6)	What is the goal for the company in regards to profitability for 2009?

Our goal is to be profitable in 2009. At the end of 2008 we actually had $2.5M worth of orders cancelled due to the weak economy. Had these orders been shipped, as expected, we would have been within 10% of our 2008 sales goals and possibly been profitable. With the expectation of increasing sales coming from our book light division, eco-i-lite products, and Black Box innovations product lines we expect to reach profitability in 2009. Our shareholders must keep in mind that we are creating growth through product development which costs money. The expenses incurred over the past two years are directly related to our current growth.

7)	The company remains virtually unknown to investors. How do you intend to increase shareholder awareness?

We have begun the investor relations process last October by attending investor conferences, meeting shareholders, and meeting with retail brokers. This activity will increase as our company continues to grow and reaches profitability. Over the past two years we have been in a product and management development stage and now our management and product lines are in tact so for us to have spent money on investor relations over the past two years would have been a waste of our resources. Now is the appropriate time to escalate investor relations activities.

8)	How have you managed to finance the company the past year without any formal money raise?

There are many factors that gave us the ability to fund our growth in 2008.

1)	We have a 2M asset line of credit with Sterling National Bank of
NY
2)	We created a direct import program for our larger customers with payments made with letters of credit.
3)	Our CEO and board members loan the company short term notes to fulfill orders.

Having said that, we have seen a restriction in Trade financing in China, which we took Advantage of in 2007 & 2008.  As our stock appreciates we may from time to time sell treasury stock to help fund our future growth.  This will prove less costly to the company as interest expenses would greatly diminish.  We have 40M shares in our treasury to be used for such circumstances.

9)	Please explain the relationship between CHDT Corp and Examsoft and the Personal Pocket Safe.

Examsoft Worldwide Inc.is a private company which our CEO, Stewart Wallach is a shareholder and Chairman of the Board. Examsoft is a well established company that specializes in secure software platforms. Examsoft owns the licensing rights for the Data lock™ system which is used to secure USB drives, The Personal Pocket Safe™, Secret Diary™, and Safe Mouse™ feature this capability. Examsoft has been successfully marketing USB products to institutional channels over the past year. Stewart Wallach approached the company with the idea of creating and developing consumer versions of their programs and leverages the sales, marketing and logistics in place at CHDT Corp.  Examsoft extended master distributor rights for retail channels to CHDT Corp and developed specific products for these channels. Close to one million dollars were invested in these programs by Examsoft. CHDT Corp. would not have been capable of launching this type of product otherwise, due to the significant expense and know how required in technology rich product development efforts.

10)	Will the new Black Box -Innovations USB devices work on a MAC?

Currently, Apple has a 10% market share vs. 89% for Windows PCs.  Given that there is considerable effort involved in developing software for use with Macs, it makes sense to launch products based on Windows.  All new Macs also have the ability to run Windows software, so it is still possible to utilize  our products on a Mac if it also has Windows installed.

11)	Outstanding shares are getting close to the Authorized. Is there an increase in the authorized or a Reverse split coming or can the company manage both without having to do anything?

Management reviews a number of possible corporate actions from time to time to enhance public shareholder value. Timing is always a critical factor in deciding whether to take such actions or not. CHDT Corporation’s current strategy is to demonstrate the ability to grow the company’s gross revenues and operating income in consecutive fiscal quarters to demonstrate that the Company has a viable business plan and the ability to implement that plan. This accomplishment is essential to attracting and creating the kind of market support that is necessary to support a number of possible corporate actions designed to enhance public shareholder value. While CHDT Corporation is not currently contemplating a reverse stock split or an increase in authorized shares of stock, such actions are periodically reviewed and may be undertaken in the future – when and if the management believes that such action or actions would enhance public shareholder value.

Well that is all the questions we have for now so I would like to conclude by saying that 2008 was another investment year for our company. In 2006 we invested in the purchase of Capstone Industries, which at that time was a one dimensional book light supplier. In 2007 we invested in a seasoned management in the field of consumer products and in 2007 and 2008 we invested in building lines of products that both buyers and retailers are buying, and now in 2009 we have multiple product lines taking up retail shelf space in many of the top tier mass retailers and warehouse clubs which will continue to take us on a path of increased revenues and profitability. I look forward to keeping you abreast of these accomplishments as they happen. Until then, this is Chairman Howard Ullman, wishing you a good day.